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                                                                    Exhibit 12
                                                                    ----------

                      ELECTRONIC DATA SYSTEMS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                         YEARS ENDED DECEMBER 31,
                                                         ------------------------
                                               1998      1997      1996      1995      1994
                                             --------  --------  --------  --------  --------
                                                          (DOLLARS IN MILLIONS)
Income before cumulative                     $  743.4  $  730.6  $  431.5   $ 938.9  $  821.9
 effect of accounting change
United States, foreign, and other               390.3     411.0     242.6     528.1     462.3
 income taxes
Equity in (income) losses of
 affiliates                                     (14.1)     (8.5)      0.4       8.8       6.2
                                             --------  --------  --------  --------   --------

Income before income taxes,
 undistributed (income) losses of
 affiliates, and amortization of
 capitalized interest                         1,119.6   1,133.1     674.5   1,475.8   1,290.4
                                             --------  --------  --------  --------   --------
Fixed charges included in net income:
Interest and related charges on debt            113.9     162.4     162.9     120.8      51.7
Portion of rentals deemed to be
 interest                                       248.7     217.0     219.0     228.0     176.9
Minority interest-preferred stock
 dividend                                        18.7      27.5       2.8        -        -
                                             --------  --------  --------  --------   --------

Total fixed charges included in
 net income                                     381.3     406.9     384.7     348.8     228.6
                                             --------  --------  --------  --------   --------
Earnings available for fixed charges         $1,500.9  $1,540.0  $1,059.2  $1,824.6  $1,519.0
                                             --------  --------  --------  --------   --------

Fixed charges:
 Fixed charges included in
   net income                                $  381.3  $  406.9  $  384.7  $  348.8  $  228.6
 Interest capitalized in the period                 -         -         -        -        1.2
                                             --------  --------  --------  --------   --------
Total fixed charges                          $  381.3  $  406.9  $  384.7  $  348.8  $  229.8
                                             --------  --------  --------  --------   --------

Fixed charge coverage                        $1,119.6  $1,133.1  $  674.5  $1,475.8  $1,289.2
                                             --------  --------  --------  --------   --------

Ratio of earnings to fixed charges                3.9       3.8       2.8       5.2       6.6
                                             --------  --------  --------  --------   --------

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